Exhibit (a)(1)(xxvi)
VOLUNTARY CONDITIONAL CASH OFFER
by
Singapore Technologies Semiconductors Pte Ltd
(Incorporated in Singapore)
(Co. Reg. No.: 199503003D)
a wholly-owned subsidiary of
Temasek Holdings (Private) Limited
(Incorporated in Singapore)
(Co. Reg. No.: 197401143C)
for
STATS ChipPAC Ltd.
(Incorporated in Singapore)
(Co. Reg. No.: 199407932D)
Financial adviser to Singapore Technologies Semiconductors Pte Ltd
Goldman Sachs (Singapore) Pte.
(Incorporated in Singapore)
(Co. Reg. No.: 198602165W)

Cautionary Note: This announcement does not constitute an offer to purchase any securities. The Offer (as defined herein) is being made only pursuant to an Offer to Purchase and related acceptance forms, and is being made to, inter alia, all holders of Ordinary Shares, ADSs and Convertible Notes (as defined herein), subject to compliance with applicable laws. Holders of Ordinary Shares, ADSs and Convertible Notes are advised to read all documents relating to the Offer that are filed with SGX-ST and the SEC, because they contain important information. Copies of the Offer to Purchase and other documents relating to the Offer are available on the website of SGX-ST at www.sgx.com and the website of the SEC at www.sec.gov.
ANNOUNCEMENT OF LEVEL OF ACCEPTANCE OF OPTIONS PROPOSAL
1.	OFFER DECLARED UNCONDITIONAL IN ALL RESPECTS
Goldman Sachs (Singapore) Pte. (“Goldman Sachs”) refers to the announcement made by Goldman Sachs for and on behalf of Singapore Technologies Semiconductors Pte Ltd (the “Offeror”) on Friday, 13 April 2007 (the “First

Announcement”), that the voluntary conditional cash offer (the “Offer”) by the Offeror for, inter alia, all issued ordinary shares (“Ordinary Shares”) in the share capital of STATS ChipPAC Ltd. (“STATS ChipPAC” or the “Company”) and American Depositary Shares (“ADSs”) of STATS ChipPAC, each of which represents ten Ordinary Shares, has become unconditional in all respects as of 3.30 p.m. Singapore time, 3.30 a.m. New York City time on Friday, 13 April 2007.

Unless otherwise defined herein, all terms and references used in this Announcement are defined or construed in the First Announcement.
2.	LEVEL OF ACCEPTANCES OF THE OPTIONS PROPOSAL
Pursuant to Clause 8.2 of the First Announcement, Goldman Sachs wishes to announce, for and on behalf of the Offeror, that as at 5.00 p.m. Singapore time, 5.00 a.m. New York City time on Friday, 13 April 2007, valid acceptances of the Options Proposal have been received (and not withdrawn) in respect of Options exercisable for 74,196,463 Ordinary Shares (or equivalent in ADSs, as the case may be).
3.	RESPONSIBILITY STATEMENT
The directors of the Offeror (including any who may have delegated detailed supervision of this Announcement) have taken all reasonable care to ensure that the facts stated and all opinions expressed in this Announcement are fair and accurate and that no material facts have been omitted from this Announcement, and they jointly and severally accept responsibility accordingly. Where any information has been extracted or reproduced from published or publicly available sources (including, without limitation, in relation to STATS ChipPAC), the sole responsibility of the directors of the Offeror has been to ensure through reasonable enquires that such information is accurately extracted from such sources or, as the case may be, reflected or reproduced in this Announcement.
Issued by
Goldman Sachs (Singapore) Pte.
For and on behalf of
Singapore Technologies Semiconductors Pte Ltd
16 April 2007

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